Exhibit 3.1

UNOFFICIAL TRANSLATION

ARTICLES OF ASSOCIATION OF

FIREMAN B.V.

DEED OF INCORPORATION

FIREMAN B.V.

On this, the sixth day of June two thousand and seventeen, appeared before me, Julian Isabel van Hunnik-Blüm, candidate civil law notary, hereinafter referred to as: "civil law notary", acting as deputy of Wijnand Hendrik Bossenbroek, civil law notary in Amsterdam:

Koen Biesma, employed at the offices of me, civil law notary, located at 1082 PR Amsterdam, Beethovenstraat 400, born in Alkmaar on the twentieth day of October nineteen hundred ninety-four, and acting for the purposes of this Deed as the holder of a written power of attorney from:

Niels Christoph Riedemann, born in Höxter, Germany, on the twenty-fourth day of December nineteen hundred seventy-one, residing at Über Den Teufelslöchern 7, 07749 Jena, Germany, married, holder of an identity card with number LHC0JR5J1 (the "Incorporator").

The person appearing before me, acting in the above capacity, declared that he was hereby establishing a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law (the "Company") to be governed by the following

ARTICLES OF ASSOCIATION (STATUTEN)

DEFINITIONS AND INTERPRETATION

Article 1

1.1	In these articles of association the following definitions shall apply:

Company	the legal entity to which these articles of association relate.
DCC	the Dutch Civil Code (Burgerlijk Wetboek).
General Meeting	the body formed by Persons with Meeting Rights, or a meeting of Persons with Meeting Rights.
Group Company	a legal entity or partnership with which the Company forms an economic and organisational unit.
Management Board	the management board of the Company.
Meeting Rights	the right to attend and address a General Meeting, whether in person or represented by the holder of a written proxy.
Person with Meeting Rights	a Shareholder, a usufructuary (vruchtgebruiker) with voting rights and/or Meeting Rights, or a pledgee with voting rights and/or Meeting Rights.
Shareholder	a holder of shares in the capital of the Company.
Simple Majority	more than fifty percent (50%) of the votes cast.
Subsidiary	a legal entity in whose general meeting the Company or one or more of its subsidiaries can, whether by virtue of an agreement with other persons with voting rights or otherwise and whether acting alone or together, exercise more than fifty percent (50%) of the voting rights, and any other legal entities and partnerships that are designated as such by the DCC.

1.2	Terms that are defined in the singular shall have the corresponding meaning in the plural and vice versa.

1.3	The term "written" or "in writing" shall also include the use of electronic means of communication.

NAME AND SEAT

Article 2

2.1	The name of the Company is Fireman B.V.

2.2	It has its corporate seat at Amsterdam.

OBJECTS

Article 3

The objects of the Company are:

a.	to participate in, finance or hold any other interest in, or to conduct the management of, other legal entities, partnerships or enterprises;

b.	to furnish guarantees, provide security, warrant performance or in any other way assume liability, whether jointly and severally or otherwise, for or in respect of obligations of Group Companies or other parties; and

c.	to do anything which, in the widest sense of the words, is connected with or may be conducive to the attainment of these objects.

SHARES - CAPITAL

Article 4

4.1	The nominal value of each share shall be twelve euro cents (EUR 0.12).

4.2	The shares shall be registered shares and shall be numbered consecutively, starting from 1.

4.3	At least one share must be held by a party other than, and not on behalf of, the Company or any of its Subsidiaries.

SHARES - REGISTER

Article 5

5.1	The Management Board shall keep a register setting out the names and addresses of all Shareholders, usufructuaries and pledgees.

5.2	Shareholders and others whose particulars must be set out in the register shall provide the Management Board with the necessary particulars in a timely manner.

5.3	All notifications and notices convening meetings shall be sent to Persons with Meeting Rights at the addresses set out in the register.

SHARES - ISSUE

Article 6

6.1	Shares may only be issued by the Company pursuant to a resolution of the General Meeting.

6.2	Article 6.1 shall apply mutatis mutandis where rights to subscribe for shares are granted, but shall not apply where shares are issued to a person exercising an existing right to subscribe for shares.

SHARES - PAYMENT

Article 7

7.1	The full nominal value of each share shall be paid up upon subscription for that share. It may be stipulated that all or part of the nominal value need not be paid up until after a certain period of time or until the Company has called for payment.

7.2	The Management Board may perform juristic acts (rechtshandelingen) in respect of non-cash contributions for shares without the prior approval of the General Meeting.

SHARES - OWN SHARES

Article 8

8.1	The acquisition by the Company of shares in its own capital shall be decided on by the Management Board. The acquisition by the Company of shares in its own capital which have not been fully paid up shall be null and void.

8.2	Except where it acquires such shares for no consideration, the Company may not acquire fully paid-up shares in its own capital if the shareholders' equity less the acquisition price is less than the reserves which must be maintained by law, or if the Management Board knows or should reasonably foresee that, following the acquisition, the Company will be unable to continue paying its due and payable debts.

8.3	The preceding provisions of Article 8 shall not be applicable to shares acquired by the Company by universal succession (onder algemene titel).

SHARES - TRANSFER

Article 9

9.1	The issue or transfer of a share or the creation of a limited right (beperkt recht) in respect of a share shall require a deed to that effect executed before a civil law notary practising in the Netherlands and to which the persons involved are parties.

9.2	The transfer of a share or the creation of a limited right in respect thereof in accordance with Article 9.1 shall also, by operation of law, have effect vis-à-vis the Company. Unless the Company itself is a party to the transaction, the rights attached to the relevant share may not be exercised until the Company has acknowledged the transaction or been served with the deed.

SHARES - TRANSFERABILITY

Article 10

The transferability of shares shall not be subject to any restrictions.

SHARES - USUFRUCT, PLEDGE AND DEPOSITARY RECEIPTS

Article 11

11.1	The voting rights attached to shares which are subject to a usufruct or pledge shall be vested in the relevant Shareholder.

11.2	Notwithstanding Article 11.1 and subject to what is provided in, respectively, Section 2:197 DCC and Section 2:198 DCC, a usufructuary or pledgee shall have voting rights if this has been stipulated when the relevant limited right was created or if this has been agreed at a subsequent time.

11.3	Usufructuaries and pledgees without voting rights shall not have Meeting Rights, unless the contrary is stipulated upon the creation or transfer of the relevant usufruct or, respectively, the creation or transmission (overgang) of the relevant pledge.

11.4	No Meeting Rights shall be attached to depositary receipts for shares.

MANAGEMENT BOARD - APPOINTMENT, SUSPENSION AND REMOVAL

Article 12

12.1	The Company shall have a Management Board consisting of one or more managing directors. Both natural persons and legal entities may be managing directors.

12.2	The General Meeting shall determine the number of managing directors.

12.3	The General Meeting shall appoint the managing directors and may at any time suspend or remove any managing director.

12.4	Where one or more managing directors are no longer in office or are unable to act, the remaining managing director(s) shall be provisionally charged with the entire management of the Company. Where all managing directors or the only managing director are/is no longer in office or are/is unable to act, the management shall be provisionally conducted by the person designated for that purpose by the General Meeting.

MANAGEMENT BOARD - DUTIES, ORGANISATION AND DECISION MAKING

Article 13

13.1	The Management Board is charged with the management of the Company, subject to the restrictions contained in these articles of association. In performing their duties, managing directors shall be guided by the interests of the Company and of the enterprise connected with it.

13.2	Where the Management Board consists of more than one managing director, resolutions shall be passed – irrespective of whether this occurs at a meeting or otherwise – by a Simple Majority. Abstentions, invalid votes and blank votes shall not be counted as votes cast.

13.3	In the event of a tie at a meeting of the Management Board, the General Meeting shall decide.

13.4	A managing director may not participate in the deliberations and decision making of the Management Board on a matter in relation to which he has a direct or indirect personal interest which conflicts with the interests of the Company and of the enterprise connected with it. Where all managing directors or the only managing director have/has such a conflict of interest, the relevant decision shall nevertheless be taken by the Management Board.

13.5	Meetings of the Management Board can be held through audio or audiovisual communication facilities, unless a managing director objects thereto.

13.6	Resolutions of the Management Board may, instead of at a meeting, be passed in writing, provided that all managing directors are familiar with the resolution to be passed and none of them objects to this decision-making process.

13.7	The Management Board may draw up rules concerning its internal matters. The managing directors may also allocate their duties among themselves, whether by drawing up rules or otherwise.

13.8	The Management Board shall require the approval of the General Meeting for such Management Board resolutions as the General Meeting shall have specified in a resolution to that effect and notified to the Management Board.

13.9	Failure to obtain the approval required under Article 13.8 shall not affect the powers of representation of the Management Board or managing directors.

13.10	The Management Board must follow the instructions of the General Meeting, unless these instructions are contrary to the interests of the Company and the enterprise connected with it.

MANAGEMENT BOARD - REPRESENTATION

Article 14

The Management Board is entitled to represent the Company, as is each managing director individually.

GENERAL MEETINGS – CONVOCATION AND AGENDA

Article 15

15.1	During each financial year at least one General Meeting must be held or at least one resolution passed in accordance with Article 18.1.

15.2	General Meetings shall also be held whenever such a meeting is convened by the Management Board or one or more managing directors.

15.3	General Meetings must be held in the place where the Company has its corporate seat as set out in these articles of association.

15.4	A General Meeting must be convened by letters sent to Persons with Meeting Rights no later than on the eighth day prior to the day of the meeting.

15.5	Where the rules laid down by law or by these articles of association in relation to the place where meetings should be held, the convening of meetings or the drawing up of agendas have not been complied with, legally valid resolutions may still be passed provided that all Persons with Meeting Rights have consented to the place of the meeting or to a decision being made on the relevant matters, respectively, and provided that the managing directors have been afforded the opportunity to give their advice prior to the decision-making.

GENERAL MEETING - PROCEDURAL RULES

Article 16

16.1	The General Meeting shall appoint its own chairman.

16.2	Managing directors shall, in that capacity, have an advisory vote at General Meetings.

16.3	The Management Board may decide that each Person with Meeting Rights is entitled, whether in person or represented by a person holding a written proxy, to participate in, address and (where applicable) exercise his voting rights at the General Meeting by electronic means of communication.

16.4	The Management Board may impose conditions on the use of electronic means of communication.

GENERAL MEETING - DECISION-MAKING

Article 17

17.1	Each share shall give the right to cast one vote at General Meetings.

17.2	The Management Board may decide that votes cast before the General Meeting, but not earlier than on the thirtieth day before that of the meeting, by electronic means of communication shall be equated with those cast at the time of the meeting.

17.3	Unless a greater majority is required by law, all resolutions shall be passed by a Simple Majority. Invalid and blank votes shall not be counted as votes cast.

GENERAL MEETING - RESOLUTIONS WITHOUT HOLDING A MEETING

Article 18

18.1	Shareholders may pass resolutions without holding a meeting provided that all Persons with Meeting Rights have consented to this manner of decision-making, which consent may be given electronically. The votes on such a resolution must be cast in writing.

18.2	The managing directors must have been afforded the opportunity to give their advice prior to the decision-making referred to in Article 18.1.

FINANCIAL YEAR, ANNUAL ACCOUNTS

Article 19

19.1	The financial year of the Company shall coincide with the calendar year.

19.2	Each year, within five months after the end of the Company's financial year, unless this period is extended by a maximum of five months by the General Meeting on account of special circumstances, the Management Board shall prepare annual accounts and deposit them at the Company's office for inspection by the Shareholders. If the Company is required by law to prepare a management report, the Management Board shall, within the same period, also deposit the management report for inspection by the Shareholders. The annual accounts shall be signed by all managing directors. If one or more of their signatures is missing, this fact and the reason therefor shall be stated.

19.3	The annual accounts shall be adopted by the General Meeting. The signing of the annual accounts as provided for in the first sentence of section 2:210(5) DCC shall not serve as adoption of those accounts.

19.4	The Company shall publish the annual accounts, together with all other relevant documents and information if and to the extent and in the manner required by law.

DISTRIBUTIONS ON SHARES

Article 20

20.1	The profits as determined through the adoption of the annual accounts shall be at the disposal of the General Meeting. The General Meeting may decide to make a distribution, to the extent that the shareholders' equity exceeds the reserves that must be maintained by law.

20.2	A resolution to make a distribution shall not take effect as long as the Management Board has not given its approval. The Management Board may only withhold such approval if it knows or should reasonably foresee that, following the distribution, the Company will be unable to continue paying its due and payable debts.

20.3	For the purposes of calculating any distribution, shares held by the Company in its own capital shall not be included.

20.4	For the purposes of calculating the amount to be distributed on each share, only the amount of the mandatory payments towards the nominal value of the shares shall be taken into account. The preceding sentence may be derogated from with the consent of all Shareholders.

DISSOLUTION AND LIQUIDATION

Article 21

21.1	In the event of the Company being dissolved, the liquidation shall be effected by the Management Board unless the General Meeting decides otherwise.

21.2	Any assets remaining after payment of all of the Company's debts shall first be applied to pay back the part of the nominal value that has been paid up on the shares. Any remaining assets shall then be distributed among the Shareholders in proportion to the aggregate nominal value of their shares. No distribution may be made to the Company in respect of shares held by it.

21.3	After the liquidation has been completed, the books, records and other information carriers of the Company shall be kept for the period prescribed by law by the person designated for that purpose in the resolution of the General Meeting to dissolve the Company. Where the General Meeting has not designated such a person, the liquidators shall do so.

final statements

Finally, the person appearing declared:

A.	that the Incorporator has subscribed for one (1) share in the capital of the Company;

therefore the Company's issued capital amounts to twelve euro cents (EUR 0.12);

B.	that immediately after receiving a request to that effect from the Company, the Incorporator will pay up, in full, the share for which it has subscribed; therefore the Company's paid-up capital currently amounts to zero euro (EUR 0);

C.	that payment in a currency other than that in which the nominal value of the shares is denominated is permitted;

D.	that the Incorporator will be appointed as the Company's first managing director;

E.	that the first financial year of the Company will end on the thirty-first day of December two thousand and seventeen.

POWER OF ATTORNEY

The person appearing before me has been authorised to act under a power of attorney in the form of a private instrument, which will be attached to this Deed immediately following its execution.

FINALLY

The person appearing is known to me, civil law notary.

This deed was executed in Amsterdam on the date mentioned in its heading.

After I, civil law notary, had conveyed and explained the contents of the deed in substance to the person appearing, he declared that he had taken note of the contents of the deed, was in agreement with the contents and did not wish them to be read out in full. Following a partial reading, the deed was signed by the person appearing and by me, civil law notary at thirteen hours and forty-four minutes.

(following signatures)

ISSUED FOR TRUE COPY

J.I. Blüm - van Hunnik, candidate civil law notary, acting as a deputy of W.H. Bossenbroek, civil law notary in Amsterdam.

This day, 6 June 2017 at 13.50.

(Signed: J.I. Blüm - van Hunnik)